Exhibit 99.1

Caterpillar Financial Services Corporation
1Q 2023 Earnings Release
April 27, 2023

FOR IMMEDIATE RELEASE

Cat Financial Announces First-Quarter 2023 Results
Cat Financial reported first-quarter 2023 revenues of $768 million, an increase of $116 million, or 18%, compared with $652 million in the first quarter of 2022. First-quarter 2023 profit was $149 million, an increase of $6 million, or 4%, compared with $143 million in the first quarter of 2022. The increase in revenues was primarily due to a $123 million favorable impact from higher average financing rates.
First-quarter 2023 profit before income taxes was $204 million, an increase of $11 million, or 6%, compared with $193 million in the first quarter of 2022. The increase was mainly due to a $20 million increase in net yield on average earning assets and an $18 million favorable impact from a lower provision for credit losses. These favorable impacts were partially offset by a $13 million unfavorable impact from currency exchange losses and a $9 million unfavorable impact from mark-to-market adjustments on derivative contracts.
The provision for income taxes reflected an estimated annual tax rate of 26% in the first quarter of 2023, compared with 25% in the first quarter of 2022.
During the first quarter of 2023, retail new business volume was $2.46 billion, a decrease of $315 million, or 11%, compared with $2.78 billion in the first quarter of 2022. The decrease was primarily driven by lower volume in North America and Asia/Pacific, partially offset by increases in Power Finance and Mining.
At the end of the first quarter of 2023, past dues at Cat Financial were 2.00%, compared with 2.05% at the end of the first quarter of 2022. Write-offs, net of recoveries, were $10 million for the first quarter of 2023, compared with $8 million for the first quarter of 2022. As of March 31, 2023, Cat Financial's allowance for credit losses totaled $348 million, or 1.27% of finance receivables, compared with $346 million, or 1.29% of finance receivables at December 31, 2022.
"Cat Financial delivered strong results driven by a continued focus on the execution of our strategy and strong portfolio health,” said Dave Walton, President of Cat Financial and Senior Vice President with responsibility for the Financial Products Division of Caterpillar Inc. "The Cat Financial team remains committed to serving our customers worldwide through financial services solutions.”

About Cat Financial
Cat Financial is a subsidiary of Caterpillar, the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines, and diesel-electric locomotives. Cat Financial provides a wide range of financing solutions to customers and Cat® dealers for machines, engines, Solar® turbines, genuine Cat parts and services. Headquartered in Nashville, Tennessee, Cat Financial serves customers globally with offices and subsidiaries located throughout North and South America, Asia, Australia, Europe and Africa. Visit cat.com to learn more about Cat Financial.

Caterpillar media contact: Tiffany Heikkila, 832-573-0958 or tiffany.heikkila@cat.com

STATISTICAL HIGHLIGHTS:

FIRST-QUARTER 2023 VS. FIRST-QUARTER 2022
(ENDED MARCH 31, EXCEPT TOTAL ASSETS)
(Millions of dollars)

	2023	2022	CHANGE
Revenues	$768	$652	18%
Profit Before Income Taxes	$204	$193	6%
Profit (excluding profit attributable to noncontrolling interests)	$149	$143	4%
Retail New Business Volume	$2,464	$2,779	(11)%
Total Assets at March 31 and December 31, respectively	$32,206	$31,957	1%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this press release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "will be," "will," "would," "expect," "anticipate," "plan," "project," "intend," "could," "should" or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance and speak only as of the date they are made, and we do not undertake to update our forward-looking statements.

Cat Financial's actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) disruptions or volatility in global financial markets limiting our sources of liquidity; (ii) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (iii) changes in interest rates, currency fluctuations or market liquidity conditions; (iv) an increase in delinquencies, repossessions or net losses of our customers; (v) residual values of leased equipment; (vi) our compliance with financial and other restrictive covenants in debt agreements; (vii) government monetary or fiscal policies; (viii) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (ix) demand for Caterpillar products; (x) marketing, operational or administrative support received from Caterpillar; (xi) our ability to develop, produce and market quality products that meet our customers’ needs; (xii) information technology security threats and computer crime; (xiii) alleged or actual violations of trade or anti-corruption laws and regulations; (xiv) new regulations or changes in financial services regulations; (xv) additional tax expense or exposure; (xvi) changes in accounting guidance; (xvii) catastrophic events, including global pandemics such as the COVID-19 pandemic; and (xviii) other factors described in more detail in Cat Financial's Forms 10-Q, 10-K and other filings with the Securities and Exchange Commission.